Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of the reference to our firm under the caption “Experts” and to the use of our report dated April 20, 2012 relating to the financial statements of Alpha Shale Resources, LP as of December 31, 2011 and for the year then ended included in the Registration Statement and related Prospectus of Rice Energy Inc.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

July 7, 2014